FORM 10f-3	FUND:  	PACE Strategic Fixed Income Investments
1.	Issuer:  AT & T Corp

2.	Date of Purchase:  11/15/01	3.  Date offering commenced:  11/21/01

4.	Underwriters from whom purchased:   Goldman Sachs

5.	"Affiliated Underwriter" managing or participating in syndicate:
	  Deutsche Bank Alex Brown, Inc.

6.	Aggregate principal amount of purchase:  85,850,000

7.	Aggregate principal amount of offering:  7,750,000

8.	Purchase price (net of fees and expenses):  $99.653

9.	Initial public offering price:  $99.653

10.	Commission, spread or profit:  3%	$

11.  Have the following conditions been satisfied?
YES
NO
a.	The securities are sold in an offering exempt from registration under Section 4(2) of the Securities Act of 1933, Rule 144A or
Regulation D.
b. The securities are sold to persons reasonably believed to be qualified institutional buyers (QIBs).
c. The securities are reasonably believed to be eligible for resale to other QIBs.

X

X

X

d. The securities were purchased prior to the end of the first day on which any sales are made (or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the offering terminated).
e. The securities were purchased at a price not more than the price paid by each other purchaser in the offering or any concurrent offering.
f.    The underwriting was a firm commitment underwriting.



	X


	X

	X

g. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.
h. The issuer of the securities and any predecessor have been in continuous operations for not less than three years.
i. The amount of such securities purchased by all of the investment companies advised by Mitchell Hutchins (or the Fund's Sub-Adviser, if applicable) did not exceed 25% of the total of the (1) principal amount of the offering sold to QIBs and (2) the principal amount of the offering in any concurrent public offering.
j. No Affiliated Underwriter was a direct or indirect participant in or beneficiary of the sales.
Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above. In particular, "Affiliated Underwriter" is defined as PaineWebber Group Inc. and any of its affiliates, including PaineWebber Incorporated. In the case of a Fund advised by a Sub-Adviser, "Affiliated Underwriter" shall also include any brokerage affiliate of the Sub-Adviser.

X



X




X


X


Approved:  /s/ Jennifer Durham			Date:  	November 13, 2001



DC - 406537.1